Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form F-1 Registration Statement of Golden Bull Limited (now known as “Bit digital, Inc.”) of our report dated April 30, 2019 relating to the consolidated financial statements of Golden Bull Limited (now known as “Bit Digital, Inc.”) as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2018 and 2017. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 9, 2021